Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Audit Committee of INNO HOLDINGS INC.:

We hereby consent to the inclusion in the consolidated financial statements of INNO HOLDINGS INC. and its subsidiaries (the “Company”) on Form S-3 of our report dated January 16, 2024, related to the Form 10-K with respect to our audit of the Company’s consolidated financial statements as of and for the year ended September 30, 2023, which appears in this Registration Statement on Form S-3. Our report dated January 16, 2024, relating to the consolidated financial statements includes an emphasis paragraph relating to uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

Diamond Bar, California

December 26, 2024